Exhibit 10.9
MEMORANDUM OF UNDERSTANDING
     This Memorandum of Understanding (the “MOU”) is entered into as of the 14th day of April, 2011 by and among:
     Lowndes County, Mississippi (the “County”), the Lowndes County Port Authority (the “Port”), the City of Columbus, Mississippi (the “City”), the Columbus Light & Water Department (the “CLW”), KiOR Columbus, LLC (“KiOR Columbus”) and KiOR, Inc.(“KiOR”);
     Each of the foregoing parties to this MOU is referred to hereinafter as a “Party” and, collectively as “Parties”. The County, the Port, the City are referred to collectively as the “Public Parties”.
     The Parties acknowledge adequate consideration has been exchanged and received and exists to sufficiently underlie this MOU and to serve as a foundational element to bind the Parties within this MOU.
     I. Background
     The MOU reflects ongoing efforts by the County, the City, the Port and CLW to attract more manufacturing investment and employment through the location of a new production facility at the Port in Lowndes County, Mississippi. This MOU serves as a pre-contractual recitation of the overarching deal terms to be implemented into a definitive agreement or agreements (the “Definitive Agreement”) between the County, City, Port, CLW, KiOR Columbus and KiOR; provided, however, that it is understood that this MOU will serve as a deal blueprint. The terms of the Definitive Agreement, if any, shall govern the obligations between the parties with respect to the matters set forth herein.
     II. KiOR Program
     1. General
     (a) KiOR is actively engaged in the development of a series of biomass conversion units (“BCC”) production facilities in Mississippi, and KiOR intends to locate one of those facilities, as well as other supporting operations such as wood receiving and processing functions (the “Project”), at the Port in Columbus, Mississippi.
     (b) It is currently expected that the Project will require an investment in excess of $100,000,000.00 and once fully operational will employ not less than 30 persons. It is estimated that the annual payroll of all persons employed at the Project will be approximately $1,000,000 once the Project is fully operational.
     (c) (c) The County, Port, City and CLW have determined that the proposed KiOR Project will benefit the residents of Lowndes County and the City of Columbus by increasing both employment and tax revenues, improving the standard of living for the residents of

Columbus and Lowndes County, and the residents will further benefit through the creation of jobs and the increased employment opportunities. This understanding and project predicate has encouraged the Public Parties to present a number of inducements to KiOR.
     (d) Therefore, the County, the Port, the City and CLW agree that, in consideration of KiOR locating one of its BCC facilities in Lowndes County, with its employment opportunities, capital investment and tax revenues, will provide the respective inducements set forth herein to KiOR or any KiOR designated and qualifying or eligible entity. KiOR intends to use such inducements to enable KiOR Columbus’ location of the BCC in the County on property currently owned by the Port.
     2. The Undertakings of Lowndes County and the City of Columbus:
     (a) Provided the project qualifies, the County and the City agree to enter into a Fee In Lieu agreement with KiOR Columbus on terms satisfactory to the parties and in accordance with applicable law.
     (b) As detailed in this agreement, the Public Parties agree to provide incentives and improvements to upgrade and improve the Industrial Park Access Road and provide water and sewer and to make other infrastructure improvements to facilitate KiOR Columbus’ operations, which upgrading and improvements shall be completed no later than October 1, 2011.
     (c) Since all undertakings under this Section 2 fall in some manner under the auspices of the Public Parties and may under law require final approval as a condition precedent, such approval of all intended undertakings listed herein is both understood and agreed to as in itself an incentive for KiOR Columbus to locate the Project in Lowndes County at the Port.
     3. Port’s Undertakings:
     In consideration of the Operation fees and other fees to be paid by the City and County, and the ownership of the dock, and other valuable consideration, the Port agrees to provide approximately 29.78 acres of land, as indicated on the attached Exhibit A (the “Site”), consisting of 22.35 acres (Tract I) presently owned by the Port and County and 7.43 acres (Tract II) presently under lease from the US Army Corps of Engineers, under terms and conditions to be agreed upon between the Port and KiOR Columbus, which at a minimum, will contain the following:
     (a) The satisfaction of any and all conditions required by the applicable law and any permitting requirement of the U S Army Corps of Engineers or other governing body, with the Port to diligently pursue the acquisition of the 7.43 acres from the U S Army Corp of engineers;
     (b) After execution of this MOU, and the deposit of the $50,000 in escrowed funds as provided below, the Port and County shall execute a document granting KiOR Columbus the use of the Site, in a form agreeable to the parties, so that it, and its contractor, may begin preliminary site preparation work. The grant shall include the terms set forth in paragraph 3(i) below and shall be conditioned upon the satisfaction of the terms of this MOU and the preparation and development of the Definitive Agreement. On execution of the Definitive Agreement, and in exchange for the consideration described in the Definitive Agreement, the Port and County shall convey and lease, as applicable, the Site to KiOR Columbus at no additional cost to KiOR Columbus based on KiOR Columbus’s representation that KiOR Columbus will invest at least $100,000,000 in the Project no later than December 31, 2011. To secure its obligation to make such $100,000,000 investment, upon execution by all parties of this MOU, KiOR Columbus will deposit $50,000 (the “Escrowed Funds”) into an interest bearing account at an institution selected by the Port. The Escrowed Funds shall be forfeited to the Port should KiOR Columbus fail to timely make such $100,000,000 investment and perform its obligations under the Definitive Agreement or, if no Definitive Agreement is executed, then upon KiOR Columbus’s failure to perform its obligations under this MOU. In addition, ownership of the Site shall revert to the Port and KiOR Columbus shall be responsible for returning the Site to its condition prior to the work it performs on the Site. Alternatively, KiOR Columbus shall have the option to retain ownership of the Site by paying an additional $500,000 to the Port. If the Escrowed Funds are not forfeited to the Port, then such funds will be used to offset the Operations Fee referenced in Subsection (h), below.
     (c) The Port shall apply for a loan for up to $367,450 in funds for the improvement of Industrial Park Access Road. The Port shall agree to provide acreage reasonably necessary for the improvement of the roadway leading to the Site and the County, City and Port shall bear equally the cost of amortizing the loan over a 10 year period.
     (d) In the event KiOR Columbus elects, within 5 years of the execution of the Definitive Agreement, to procure rail access to its Site, the Port will make the right of way available, at no cost, at a location agreeable to the Port and KiOR Columbus and consistent with the efficient operation of the Port.
     (e) KiOR Columbus shall meet certain specified milestones in its goal of constructing the Project to be mutually agreeable to the Port and to KiOR Columbus. In the event KiOR Columbus fails to materially meet these milestones, the Definitive Agreement shall terminate after 1 year and the Escrowed Funds shall be retained by the Port. The Port shall endeavor to negotiate, in good faith, for the extension of any interim milestones. The milestones (all of which are subject to the understandings set out in Section 5), beginning with the execution of this MOU, are:
          i. application for all necessary permits within 45 days, and grant of such permits within 120 days;
          ii. Completion of a site specific plan within 60 days;
          iii. Design completion within 270 days;
          iv. Begin substantial construction within 1 year of the execution of this MOU.
     (f) In the event the Project is idle on a continuous full time basis for at least 2 years, ownership of the Site shall revert to the Port, and KiOR Columbus shall be responsible for the cost of restoring the Site to the condition existing prior to the time of the KiOR development of the Site and curing any environmental violations that might arise out of KiOR Columbus’s ownership and operation of the site.

     (g) The Port shall have the right of approval of any lease by KiOR Columbus to a non-KiOR Columbus affiliated or associated occupant/owner or lessee of the Project to ensure that the proposed new use of the Project is compatible with Port operations, such approval to not be unreasonably withheld;
     (h) Operations Fee. KiOR Columbus shall pay an operations fee related to the use of the Site at such time as the Project becomes fully operational. Provided the Project qualifies for fee in lieu treatment, then the annual Port operations fee, for the initial 10 years of the operation, shall be $25,000, payable in equal monthly installments, with credit given, after the initial 2 years of operation, for the Escrowed Funds. During the second 10 years of the operation, and thereafter, the annual Port operations fee shall be equivalent to $50,000, which shall be adjusted, beginning in year 11 and annually thereafter, measured by the increase in the Producers Price Index, based upon the then previous 12 months. In the event the Project does not qualify for fee-in-lieu treatment, then the annual Port operation fee shall be $50,000 for the initial 10 years of the operation, and adjusted, beginning in year 11 and annually thereafter, measured by the Producers Price Index, based upon the then previous 12 months.
     (i) The Port and KiOR Columbus shall move, as expeditiously as practical, to negotiate a mutually acceptable Definitive Agreement which shall include other customary provisions regarding access to the Site, mutual indemnification, maintenance of the Plant, maintenance of the Port and river access, mutual covenants and indemnity against environmental violations, restrictions on assignability to protect the integrity of the Port’s public function, but which shall not unreasonably restrict KiOR Columbus’s ability to assign such rights without the prior approval of the Port, and the like, which shall survive the transfer of the Site.
     4. CLW Undertakings:
     (a) CLW shall, at no cost to KiOR Columbus, install the necessary facilities to provide electrical power to the Project sufficient for KiOR Columbus’s intended use of the Project in accordance with CLW Electric Service Policy, such installation to be completed as soon as reasonably possible. The Project will be billed in accordance with TVA’s rate schedule for determined customer class.
     (b) CLW shall incur the cost, up to $50,000, in improvements consisting of labor, materials and equipment to extend sewer and water onto the Site sufficient for KiOR Columbus’s intended use of the Project as soon as reasonably possible, over public right of way or over easements granted to CLW for that purpose.
     (c) The location of the existing water and sewer service is shown on exhibit A and the proposed substation as shown on exhibit B.
     5. KiOR Undertakings:
     (a) KiOR Columbus understands that the inducements for the Public Parties in this MOU are being made in expectation of KiOR Columbus achieving the investment, employment numbers and payroll in Section II(1)(b) of this MOU. The Parties understand that the referenced projected investments by KiOR Columbus and the employment and payroll numbers are merely estimates which may in reality be higher or lower due to factors including but not limited to construction costs, contract requirements tooling amounts and operational efficiencies.
     (b) KiOR Columbus shall use commercially reasonably efforts to comply with all relevant and known rules and regulations necessary to achieve successful receipt of any and all of the inducements offered in this MOU.
     (c) KiOR Columbus agrees to reasonably cooperate with the County, the Port, the City and any other Party or participant to the extent reasonably necessary to receive the inducements set out in this MOU.
     6. Natural Gas. It is understood between the Parties that Atmos Energy has agreed to facilitate, on terms agreeable to Atmos and KiOR Columbus, the service of natural gas to the Site. It is understood that the Public Parties will not participate in the funding of any natural gas service.
     7. Amendments. Any amendments to this MOU shall be in writing and signed by all Parties who are affected by such amendment or their respective successors and assigns.
     8. Applicable Law and Venue Selection. This MOU shall be governed by the laws of the State of Mississippi without regard to conflicts of laws provisions.
     9. Counterparts. This MOU may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
     10. Successors and Assignment. With the written consent of the Port, which shall not be unreasonably withheld, KiOR Columbus shall have the right to assign all of its rights, interests and obligations in this MOU in whole or in part to one or more affiliates, corporate partners or teammates, provided however, that such assignment shall not relieve KiOR Columbus or KiOR from its obligations under this MOU. The binding provisions of this MOU (which are set forth in Sections 10 and 14) shall be binding upon and for the benefit of the respective successors and assigns of the Parties hereto, to the same extent as if each successor and assign were in each case named as a Party to this MOU.
     11. Notices. All communications and notices expressly provided for herein shall be sent by registered and first class mail, postage prepaid, by a nationally recognized overnight courier for delivery on the following business day or by telex or telecopy (with such telex or telecopy to be confirmed promptly in writing sent by mail or overnight courier as aforesaid), as follows:

LOWNDES COUNTY, MISSISSIPPI	President Lowndes County Board of Supervisors Box 1384 Lowndes County Courthouse Columbus, MS 39701

LOWNDES COUNTY PORT AUTHORITY:	Executive Director Lowndes County Port Authority P.O. Box 663 Columbus, MS 39703

CITY OF COLUMBUS	Mayor City of Columbus, Mississippi Box 1408 Columbus, MS 39703

COLUMBUS LIGHT & WATER	Manager Columbus Light & Water Department PO Box 949 Columbus, MS 39703

KiOR COLUMBUS, LLC	Fred Cannon CEO & President KiOR Columbus, LLC 13001 Bay Park Road Pasadena, TX 77507

KiOR, INC.	Fred Cannon CEO & President KiOR, Inc. 13001 Bay Park Road Pasadena, TX 77507
or to such other address as the receiving Party shall have most recently forwarded to the sending party.
     12. Term. The term of this MOU shall be effective April 14, 2011, and continue in effect until the execution by the Parties of the Definitive Agreements setting forth the principles herein.
     13. Costs and Expenses. Except as otherwise provided herein each Party agrees to pay its own costs and expenses incurred in connection with this MOU.
     14. Confidentiality and Press Releases. Each of the Parties agrees to maintain the confidentiality of this MOU and of the details concerning the transactions contemplated hereby and, unless otherwise required by law, will not disclose such information to third parties without the prior written consent of the other Parties. The Parties shall coordinate any announcements, press releases or publications concerning the MOU or the project contemplated by this MOU and each Party shall have the opportunity to have its representative actively participate in any function related to the release of any information related to the project.
     15. Binding Effect. The terms and conditions set forth in this MOU are intended, subject to (i) the availability of a $367,500 loan sought by the City, County and Port (ii) the satisfaction of KiOR Columbus with the Corps lease and the Port’s authority to sublease to KiOR Columbus, (iii) the satisfaction of KiOR Columbus with the terms of the sublease from the Port, and (iv) the satisfaction of KiOR Columbus with the terms of the document referenced in 3(b) to constitute the legal and binding obligations of the Parties and to express their intent to go forward. It is the intent of the Parties hereto that these terms will be supplanted by the terms of the Definitive Agreement.
     16. Guaranty. By its execution of this agreement, KiOR unconditionally guarantees the performance by KiOR Columbus of its obligations under this agreement.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the Parties have executed this MOU on the dates set forth opposite their respective names.

LOWNDES COUNTY PORT AUTHORITY
Date: 4/13/2011	BY:	/s/ John B. Hardy
JOHN B. HARDY, JR., DIRECTOR

LOWNDES COUNTY, MISSISSIPPI
Date: 4/13/2011	BY:	/s/ Harry Sanders
HARRY SANDERS, PRESIDENT

CITY OF COLUMBUS, MISSISSIPPI
Date: 4/14/2011	BY:	/s/ Robert Smith
ROBERT SMITH, MAYOR

KiOR COLUMBUS, LLC
Date: 4/18/2011	BY:	/s/ Fred Cannon
FRED CANNON CEO & President

KiOR, Inc.
Date: 4/18/2011	BY:	/s/ Fred Cannon
FRED CANNON CEO & President

Tract I
A TRACT OF LAND CONTAINING 22.35 ACRES, MORE OR LESS, BEING SITUATED IN FRACTIONAL SECTION 32, TOWNSHIP 19 NORTH, RANGE 18 EAST, LOWNDES COUNTY, MISSISSIPPI, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
Commencing at a found rebar at the Northwest corner of Section 32, Township 19 North, Range 18 East, thence run South for a distance of 2,652.19 feet to a point, thence run East for a distance of 2,366.91 feet to a found U.S. Army Corps of Engineers (USACE) monument (unstamped), and being the Point of Beginning; thence run S 030 18’ 48” W for a distance of 272.63 feet to a USACE monument stamped “802-2”, thence run S 23°57’40” E for a distance of 492.42 feet to a USACE monument stamped “802-3”, thence run S 37° 51’17” W for a distance of 570.19 feet to a USACE monument stamped “802-4”, thence run S 32° 45’ 20” E for a distance of 281.80 feet to a USACE monument stamped “802-5”, thence S 89° 57’ 11” E for a distance of 475 feet more or less to point on the right bank of the Tombigbee River, thence run Northeasterly along said right bank of the river for a distance of 1485 feet more or less to a set iron pin; thence leaving said right bank of the river, run S 8 line of a paved county road known as Industrial Park Road; thence run along 9°24’15” W for a distance of 625.71 feet to a found iron pin on the East right-of-way said right-of-way line and being along a curve to the left having a radius of 100.0 feet with a chord bearing and distance of N 36°42’22” W, 109.05 feet and a arc length of 115.28 feet to a concrete right-of -way marker; thence, leaving said right-of-way line, run S 80°18’21” W for a distance of 100.0 feet to a set iron pin on the West right-of-way line of said Industrial Park Road; thence along said right-of-way line, run N 09°41’39” W for a distance of 62.92 feet to a set iron pin; thence leaving said right-of-way line, run along a curve to the right having a radius of 105.47 feet with a chord bearing and distance of S 82°32’08” W, 85.15 feet and a arc length of 87.66 feet to a set iron pin; thence run S 74°40’19” W for a distance of 203.18 feet to a set iron pin; thence run N 08°32’01” W for a distance of 118.16 feet to a set iron pin; thence run West for a distance of 53.17 feet to the Point of Beginning.

Tract II
A TRACT OF LAND CONTAINING 7.43 ACRES, MORE OR LESS, BEING SITUATED IN FRACTIONAL SECTION 32, TOWNSHIP 19 NORTH, RANGE 18 EAST, LOWNDES COUNTY, MISSISSIPPI, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
Commencing at a found rebar at the Northwest corner of Section 32, Township 19 North, Range 18 East, thence South a distance of 2,652.19 feet to a point, thence East a distance of 2,236.58 feet to a set iron pin and being the Point of Beginning; thence run S 00°13’12” E for a distance of 129.31 feet to a set iron pin; thence run S 21°21’O6” W for a distance of 129.31 feet to a set iron pin; thence run S 61°23’59” E for a distance of 103.72 feet to a set iron pin; thence run S 41°27’45” E for a distance of 147.15 feet to a set iron pin; thence run S 24°19’13” E for a distance of 172.50 feet to a set iron pin; thence run S 02°59’42” W for a distance of 65.26 feet to a set iron pin; thence run S 29°12’30” W for a distance of 209.55 feet to a set iron pin; thence run S 47°14’21” W for a distance of 167.07 feet to a set iron pin; thence run S 65°05’45” W for a distance of 132.71 feet to a set iron pin; thence run S 32°00’28” W for a distance of 72.44 feet to a set iron pin; thence run S 01°16’22” E for a distance of 128.88 feet to a set iron pin; thence run S 37°44’27” E for a distance of 616.88 feet to a set iron pin; thence run S 62°31’04” E for a distance of 138.97 feet to a set iron pin; thence run S 89°57’ 11” E for a distance of 260.76 feet to a set iron on the right bank of the Tombigbee River; thence run along said right bank for the following calls and distances, N 10°20’03” E for a distance of 142.83, N 02°36’S3” E for a distance of 115.40 feet, N 07°58’05” E for a distance of 61.71 feet; thence leaving said right bank run N 89°57’ 11” W for a distance 512.68 feet to a U.S. Army Corps of Engineers (USACE) monument stamped “802-5”; thence run N 32°45’20” W for a distance of 281.80 feet to a USACE monument stamped “802-4”; thence run N 37°51’17” E for a distance of 570.19 feet to a USACE monument stamped “802-3”; thence run N 23°57’40” W for a distance of 492.42 feet to a USACE monument stamped “802-2”; thence run N 03°18’48” E for a distance of 272.63 feet to a USACE monument (not stamped); Thence run West for a distance of 130.33 feet to the Point of Beginning.